Exhibit 99.1

Contact	Allen & Caron	PhotoMedex, Inc.
	Matt Clawson (investors)	Dennis McGrath, CFO
	949-474-4300	215-619-3287
	matt@allencaron.com	info@photomedex.com

PhotoMedex Acquires Technology

Montgomeryville, PA and Carlsbad, CA—September 9, 2004 – PhotoMedex (Nasdaq: PHMD) announced today that it has acquired, through an asset purchase agreement, exclusive worldwide rights to certain proprietary technology from Stern Laser srl of Italy. The technology is expected to expand PhotoMedex’ product offerings in the dermatology field, and is the subject of a patent application filed in the European Union with an application in the United States expected in the near term.

Commenting on the technology acquisition, Mr. Jeffrey F. O’Donnell, PhotoMedex’ President and CEO, stated, “We are constantly monitoring activities throughout the world related to our markets. We are pleased to have identified a technology that we believe will add appreciably to our offerings in dermatology as we expand the deployment of the XTRAC® excimer laser throughout 2005. We believe the acceptance of the XTRAC® as an integral part of the dermatologist’s practice has opened the door for the deployment of additional technologies that can add significant value to these same practices. It is anticipated that the specific introduction of the technologies based on these newly acquired rights is expected to be made by the second half of 2005. Consequently, we have structured this transaction with milestone common stock payments.”

About the Transaction:

On September 7, 2004, PhotoMedex closed the transaction with Stern Laser in accordance with a Master Asset Purchase Agreement (the “Master Agreement”). PhotoMedex issued 92,464 shares of its common stock, valued at $200,000, at the closing and committed up to an additional $1.2 million upon the completion of certain milestones related to the development and commercialization of the products contemplated by the Master Agreement. The Company has reserved the right under the Agreement to make the additional milestone payments in cash or through the additional issuance of its common stock. If in stock, the number of shares would be determined at the milestone dates based on an agreed formula to determine the price of the stock to be used in calculating the number of shares to be issued. PhotoMedex will file a registration statement to register the shares of common stock issued and which may be issuable under the Master Agreement. In connection with the Master Agreement, PhotoMedex also acquired certain assets and agreed to assume certain contractual rights and obligations of Stern Laser relating to the manufacture of medical products utilizing the licensed technology. Under a related License Agreement, PhotoMedex will pay to Stern Laser a royalty of 4% on sales of licensed products through 2008. The license is worldwide in scope and is exclusive to PhotoMedex for applications technology in the medical field.

About PhotoMedex:

PhotoMedex provides contract medical procedures to hospitals, surgi-centers and doctors’ offices, offering a wide range of products and services across multiple specialty areas, including dermatology, urology, gynecology, orthopedics, and other surgical specialties. The company is a leader in the development, manufacturing and marketing of medical laser products and services.

Some portions of this release, particularly those describing PhotoMedex’ strategies, operating expense reductions and business plans, will contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While PhotoMedex is working to achieve those goals, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of PhotoMedex, its reputation in the industry or its results. In light of significant uncertainties inherent in forward-looking statements included herein and in the conference call, the inclusion of such information in the release call should not be regarded as a representation by PhotoMedex or its subsidiaries that the forward looking statements will be achieved.